Exhibit 99.1

Company Provides Update on Asphalt Ridge Project, Utah

Now Using More-Powerful Downhole-Heater at the New 2-4 Well

First Oil Production Expected August-September 2024

Drilling of Third Well Planned August-September 2024

Option Period to Acquire Remaining 17.75% Working Interest Extended to October 10

Bakersfield, CA, August 8, 2024 – Trio Petroleum Corp (NYSE American: “TPET”, “Trio” or the “Company”), a California-based oil and gas company, today provided updates on its Asphalt Ridge Project in Uintah County, Utah.

TPET announced on January 5, 2024, that it had secured an option (the “Option”) to acquire a 20% interest in a sweet (i.e., low sulfur content), heavy-oil and tar-sand development project at Asphalt Ridge, located near the town of Vernal in Uintah County, northeastern Utah. We announced on June 11, 2024, the successful drilling and completion of the first two exploratory wells at the project, the HSO 2-4 and HSO 8-4, that the wells encountered substantial oil-bearing pay zones in the Rimrock and Asphalt Ridge tar-sands (over 190’of oil-pay in HSO 2-4 and over 100’ of oil-pay in HSO 8-4), and that a downhole-heater was installed in the HSO 2-4 well.

Initial test results at the HSO 2-4 well have since been encouraging, with mobile oil resulting from the heat generated by the downhole-heater, and the HSO 2-4 completion has recently been upgraded with a more-powerful downhole-heater. The upgraded heater has capacity to heat the hole and the oil to approximately 300° Fahrenheit versus the replaced heater that could only achieve approximately 150° Fahrenheit – this additional heat may significantly improve oil production at the well. This August-September 2024, the Company expects oil production to commence, and also to drill and complete one additional new well.

TPET currently owns a 2.25% working interest in 960 acres at Asphalt Ridge, and under the Option may acquire up to an additional 17.75% working interest in the same 960 acres and also a 20% interest in an adjacent 1,920 acres, and also has a right of first refusal to participate in an additional approximate 30,000 acres of the greater Asphalt Ridge Project on terms offered to other third parties. TPET has secured a two-month Option extension and now has until October 10, 2024, to exercise its right to acquire the remaining 17.75% interest in the initial 960 acres. TPET has until the earlier of the successful drilling and completion of 50 new wells, or November 10, 2025, to exercise its option on the adjacent 1,920 acres.

The Asphalt Ridge Project is known to be one of the largest tar-sand deposits in North America outside of Canada, making it a potential giant oilfield, and is unique given its low wax and negligible sulfur content, which is expected to make the oil very desirable for many industries, including shipping. The project has the potential to be both immense and highly profitable. A typical project well has an estimated ultimate recovery (“EUR”) of 300,000 barrels of oil with an initial production rate of approximately 40 barrels of oil per day.

“The initial results of production testing with the first downhole-heater at the 2-4 well have been very encouraging and we have high expectations for the oil production that may result from using the more-powerful heater. The Asphalt Ridge Project, according to J. Wallace Gwynn of Energy News, is estimated to be the largest measured tar-sand resource in the United States. I am very pleased to have been able to secure a two-month extension on our Option at this project” commented Robin Ross, CEO of Trio.

About Trio Petroleum Corp

Trio Petroleum Corp is an oil and gas exploration and development company headquartered in Bakersfield, California, with operations in Monterey County, California, and Uintah County, Utah. In Monterey County, Trio owns a 85.75% working interest in 9,245 acres at the Presidents and Humpback oilfields in the South Salinas Project, and a 21.92% working interest in 800 acres in the McCool Ranch Field. In Uintah County, Trio owns a 2.25% working interest in 960 acres and options to acquire up to an additional 17.75% working interest in the 960 acres, and also a 20% working interest in an adjacent 1,920 acres, and a right of first refusal to participate in up to a 20% working interest in an additional approximate 30,000 acres of the Asphalt Ridge Project with other third parties.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this press release of Trio Petroleum Corp (“Trio”) and its representatives and partners that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “on-track”, “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts and are subject to the safe harbor created by the Acts. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Trio’s control, that could cause actual results to materially and adversely differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Risk Factors section of the Trio’s S-1 filed with the Securities and Exchange Commission (SEC). Copies are of such documents are available on the SEC’s website, www.sec.gov. Trio undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Redwood Empire Financial Communications
Michael Bayes
(404) 809 4172
michael@redwoodefc.com